                                                                    EXHIBIT 99.2

EARNINGS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:   Brian Carney                               Investor Relations:
           Executive Vice President, CFO              Don Tomoff
           Jo-Ann Stores, Inc.                        Vice President, Finance
           330/656-2600                               Jo-Ann Stores, Inc.
           http://www.joann.com                       330/463-6815


               JO-ANN STORES ANNOUNCES FINANCIAL RESULTS FOR THE
                          FIRST QUARTER OF FISCAL 2004

      -     FIRST QUARTER EARNINGS OF $0.20 PER SHARE

      -     ADOPTS SFAS NO. 123 AND INITIATES THE EXPENSING OF STOCK OPTIONS

      -     COMPLETES DEBT REPURCHASES OF $46 MILLION

HUDSON, OH, May 19, 2003 -- Jo-Ann Stores, Inc. (NYSE: JAS.A and JAS.B) today announced financial results for its fiscal 2004 first quarter. Net income for the quarter totaled $4.1 million, or $0.20 per diluted share, compared with net income of $8.7 million, or $0.43 per diluted share in fiscal 2003.

First quarter financial results include a non-cash pre-tax charge for stock based compensation expense of $1.2 million as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123 and a $3.4 million pre-tax charge related to the early redemption of $46 million in long-term debt, as described further below. Excluding the stock based compensation expense and the charge associated with the redemption of the notes, first quarter diluted earnings per share were within the Company's prior guidance for the quarter.

Net sales for the first quarter increased 0.6% to $374.8 million from $372.4 million in the prior year. Same-store sales increased 2.6% compared to a 13.5% same-store sales increase for the same period in the prior year.

Review of Operating Results

Operating profit for the first quarter was $11.6 million, compared with an operating profit of $20.4 million for the prior year's first quarter. Operating profit in the current quarter includes the $4.6 million in charges highlighted above, as well as $1.2 million in incremental store pre-opening and closing costs.

Gross margins for the quarter decreased as a percentage of sales to 48.2% from 48.5% in the first quarter of last year. Lower selling margins, due to more promotional and clearance activity, were partially offset by improvements in store shrink rates.

Selling, general and administrative expenses, excluding other expenses separately identified in the statement of operations, totaled $153.1 million for the quarter, or 40.8% of sales versus $150.3 million or 40.4% of sales last year. Store payroll and distribution expenses, as a percentage of sales, increased slightly in the current quarter versus the prior year, with normal inflationary increases in these areas outpacing the overall sales growth rate.

Alan Rosskamm, Chairman of the Board and CEO commented, "We are pleased that we achieved positive sales comparisons in the first quarter of this year versus our strongest same-store sales quarter in the prior year. Despite a relatively lackluster quarter for retailers, and our more aggressive promotional and clearance activities, we were able to deliver operating results within our earnings guidance range."

In the first quarter, the Company opened three superstores and one traditional store, converted two large traditional stores to the new superstore format and closed six traditional stores.

Debt Repurchases

During the first quarter the Company repurchased approximately $46 million of its 10-3/8% senior subordinated notes ("Notes"), leaving $77.0 million of the Notes outstanding. In connection with these repurchases, the Company recorded a pre-tax charge of $3.4 million in the first quarter to recognize the premium paid and to write-off the related deferred finance charges. These repurchases will result in annual interest savings, based on current LIBOR rates, estimated to be $3.7 million pre-tax. Interest savings in the second through fourth quarters of fiscal year 2004 are estimated to be $2.7 million pre-tax.

SFAS No. 123 - Accounting for Stock-Based Compensation

Effective this quarter, the Company adopted the fair-value based method of recording stock options under SFAS No. 123, "Accounting for Stock-Based Compensation". The Company had historically applied APB Opinion No. 25, "Accounting for Stock Issued to Employees," for its stock option plans. Under APB Opinion No. 25, the Company did not recognize compensation expense for stock option grants in its income statement, but provided pro forma disclosure in its notes to financial statements. The Company adopted SFAS No. 123 under the modified-prospective method allowed under the transition provisions provided for in SFAS No. 148. The non-cash charge for expensing the cost of stock options was $1.2 million in the first quarter. The Company expects the non-cash charge for the balance of the fiscal year related to expensing of stock options to be approximately $4.0 million.

Fiscal 2004 Outlook

The Company is updating its previously stated earnings guidance of $2.45-$2.50 per share due to the adoption of SFAS No. 123, the repurchase of the Notes, and the reclassification proposal for dual class shares, which was announced separately today. The Company now expects fiscal 2004 earnings per share to be in the range of $2.00 to $2.10 due to the following adjustments:

      - Estimated pre-tax interest savings of $2.7 million for the remainder of the year from the debt repurchases completed in the first quarter.

      - Pre-tax charges of $3.4 million recorded in the first quarter to recognize the premium paid for the Notes and the write-off related to deferred finance charges.

      - Non-cash pre-tax charges of $4.0 million for the remainder of the fiscal year relating to stock based compensation expense. In the first quarter, the Company recorded pre-tax expense of $1.2 million.

      - Approximately $1.2 million in pre-tax costs related to the reclassification proposal announced separately today.

      - Approximately 8% additional diluted shares outstanding assuming the reclassification proposal for dual class shares announced today is approved by shareholders in August. The reclassification proposal will increase diluted shares outstanding by an estimated 1.6 million shares, to approximately 22.3 million diluted shares for fiscal year 2004.

For the second quarter, historically the Company's weakest quarter of the year, the Company expects to lose between $0.15 to $0.20 per diluted share. The second quarter performance is expected to be impacted by $1.4 million of stock based compensation expense, approximately $1.2 million in costs related to the reclassification proposal for dual class shares, and approximately $1.5 million in incremental store pre-opening costs.

In the second quarter, the Company plans to open an additional eight stores, all but one of which are superstores.

Mr. Rosskamm concluded, "While we have indicated in the past that we expected fiscal 2004 to be a year of transition, the first half of the year is proving to be more challenging than anticipated. While our outlook remains cautious for the second quarter, we remain more optimistic regarding the second half of fiscal 2004. We believe our plans will allow us to improve overall margins as we anniversary less challenging same-store sales and gross margin comparisons in the second half of the year and leverage many of the initiatives we are now putting in place."
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Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The Company will also discuss the share reclassification and corporate initiatives it is undertaking. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on "About Jo-Ann Stores," click on "Our Company" click on "Investor Relations," then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Monday, May 26th. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID #9828057.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 48 states, operates 840 traditional stores and 77 superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, and the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, other capital market and geo-political conditions.. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings.

                               (tables to follow)
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                               JO-ANN STORES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    (UNAUDITED)
                                                                                THIRTEEN WEEKS ENDED
                                                                             --------------------------
                                                                                MAY 3,          MAY 4,
                                                                                2003            2002
                                                                                ----            ----
(Dollars in millions, except per share data)
Net sales                                                                    $    374.8      $    372.4
Cost of sales                                                                     194.3           191.6
                                                                             ----------      ----------
    Gross margin                                                                  180.5           180.8

Selling, general and administrative expenses                                      153.1           150.3
Store pre-opening and closing costs                                                 2.1             0.9
Depreciation and amortization                                                       9.1             9.2
Stock based compensation expense                                                    1.2            --
Debt repurchase expenses                                                            3.4            --
                                                                             ----------      ----------
    Operating profit                                                               11.6            20.4
Interest expense                                                                    5.0             6.4
                                                                             ----------      ----------
    Income before income taxes                                                      6.6            14.0
Income tax provision                                                                2.5             5.3
                                                                             ----------      ----------
Net income                                                                   $      4.1      $      8.7
                                                                             ==========      ==========

Net income per common share - basic                                          $     0.21      $     0.46
                                                                             ----------      ----------
Net income per common share - diluted                                        $     0.20      $     0.43
                                                                             ----------      ----------
Average shares and equivalents outstanding (millions)
    Basic                                                                          19.7            18.7
                                                                             ==========      ==========
    Diluted                                                                        20.1            20.0
                                                                             ==========      ==========
TOHER INFORMATION

Number of stores open at period end:

    Traditional stores                                                              840             881
    Superstores                                                                      77              70
                                                                             ----------      ----------
                                                                                    917             951
                                                                             ----------      ----------
Square footage at period end (000's):

    Traditional stores                                                           12,105          12,523
    Superstores                                                                   3,321           3,181
                                                                             ----------      ----------
                                                                                 15,426          15,704
                                                                             ==========      ==========
Average square footage per store:

    Traditional stores                                                           14,400          14,200
                                                                             ==========      ==========
    Superstores                                                                  43,100          45,400
                                                                             ==========      ==========

                                    - more -
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                               JO-ANN STORES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            (UNAUDITED)
                                                        -------------------
                                                          MAY 3,     MAY 4,   FEBRUARY 1,
                                                          2003        2002      2003
                                                          ----        ----      ----
(Dollars in millions)
ASSETS
Current assets:
    Cash and temporary cash investments                 $   26.0   $   19.8   $   63.2
    Inventories                                            369.1      400.1      363.1
    Other current assets                                    45.1       47.9       45.4
                                                        --------   --------   --------
Total current assets                                       440.2      467.8      471.7

Property, equipment and leasehold improvements, net        183.5      203.9      190.3
Goodwill, net                                               26.5       26.5       26.5
Other assets                                                15.1       18.2       16.0
                                                        --------   --------   --------
Total assets                                            $  665.3   $  716.4   $  704.5
                                                        ========   ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:

    Accounts payable                                    $  136.0   $  142.4   $  129.9
    Other current liabilities                               59.9       75.4       75.9
                                                        --------   --------   --------
Total current liabilities                                  195.9      217.8      205.8

Long-term debt                                             124.9      223.5      162.9
Other liabilities                                           46.8       32.0       46.4
Shareholders' equity                                       297.7      243.1      289.4
                                                        --------   --------   --------
Total liabilities and shareholders' equity              $  665.3   $  716.4   $  704.5
                                                        ========   ========   ========

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